EXHIBIT 99.1




                   SEACOR HOLDINGS, INC. ANNOUNCES NAME CHANGE
                               TO SEACOR SMIT INC.

HOUSTON, TX
MAY 2, 1997

FOR IMMEDIATE RELEASE - SEACOR HOLDINGS, INC. (NYSE:CKH) ("SEACOR") announced today that it is changing its name to SEACOR SMIT Inc. Shares of SEACOR will continue to trade on the New York Stock Exchange under the SEACOR SMIT Inc. name and the ticker symbol CKH. Existing SEACOR stock certificates will continue to be valid and will not have to be exchanged for new certificates with the SEACOR SMIT Inc. name.

SEACOR and its subsidiaries employ approximately 1,500 people and (i) operate a diversified fleet of over 300 marine vessels primarily dedicated to supporting offshore oil and gas exploration and development in the U.S. Gulf of Mexico, Mexico, the North Sea and offshore West Africa, and (ii) provide environmental services domestically and internationally, including marine oil spill response, training and consulting. National Response Corporation, a wholly owned subsidiary of SEACOR, is the largest commercial contractor serving the energy industry in planning and responding to marine oil spills.

For additional information at SEACOR, contact Randall Blank, Executive Vice President and Chief Financial Officer, at (212) 307-6633.